Exhibit 5.01



                                             September 22, 1998


Entergy Mississippi, Inc.
639 Loyola Avenue
New Orleans, Louisiana  70113


Ladies and Gentlemen:

     I refer to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Mississippi, Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "Commission") on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended, of $265,000,000 in aggregate principal amount of its General and Refunding Mortgage Bonds (the "Bonds") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Mortgage and Deed of Trust, dated as of February 1, 1988, as heretofore supplemented and as proposed to be further supplemented, under which the Bonds are to be issued (the "Mortgage").

     I advise you that in my opinion:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.


          (2) All action necessary to make valid and legal the proposed issuance and sale by the Company of the Bonds will have been taken when:

                    (a)       the Company's said Registration
          Statement on Form S-3, as it may be amended, shall have become effective in accordance with the applicable provisions of the Securities Act of 1933, as amended, and a supplement or supplements to the prospectus specifying certain details with respect to the offering or offerings of the Bonds shall have been filed with the Commission, and the Mortgage shall have been qualified under the Trust Indenture Act of 1939, as amended;

                    (b)       the Company's Application-
          Declaration on Form U-1, File No. 70-8719, as amended and as it may be further amended, contemplating, among other things, the issuance and sale of the Bonds, shall have become effective with respect to the issuance and sale of the Bonds;

                    (c)       appropriate action shall have been
          taken by the Board of Directors of the Company and/or by the Executive Committee thereof for the purpose of authorizing the consummation of the issuance and sale of the Bonds;

                    (d)       the proposed supplemental indenture
          relating to the Bonds being issued, supplemental to the Mortgage, shall have been duly executed and delivered;
          and

                    (e)  the Bonds shall have been issued and
          delivered for the consideration contemplated by, and otherwise in conformity with, the acts, proceedings and documents referred to above.

          (3) When the foregoing steps shall have been taken, the Bonds will have been legally issued and will be valid and binding obligations of the Company enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of mortgagees' and other creditors' rights.

     This opinion does not pass upon the matter of compliance with "blue sky" laws or similar laws relating to the sale or distribution of the Bonds by underwriters.

     I hereby consent to the use of this opinion as an exhibit to the Company's Registration Statement on Form S-3 and consent to such references to our firm as may be made in the Registration Statement and in the Prospectus constituting a part thereof.

                              Yours very truly,

                              /s/ Ann G. Roy

                              Ann G. Roy